News Release

      Release Date:   Tuesday, April 24, 2007

      Release Time:   Immediate

      Contact:        Eric E. Stickels, Executive Vice President & CFO

      Phone:          (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports 2007 First Quarter Operating Results (unaudited)

             Oneida, NY, April 24, 2007 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced first quarter operating results. Net income for the three months ending March 31, 2007 was $748,000, or $0.10 basic earnings per share compared to $928,000, or $0.12 basic earnings per share, for the three months ended March 31, 2006. The decrease in net income was primarily due to an increase in non-interest expenses related to the acquisition of The National Bank of Vernon, completed on April 2, 2007, and the opening of a banking, insurance and retail center in the Griffiss Business and Technology Park in Rome, New York. The increase in non-interest expense during the quarter was partially offset by an increase in non-interest income and a decrease in the provision for taxes.

             Total assets increased $28.8 million or 6.8%, to $455.0 million at March 31, 2007 from $426.2 million at March 31, 2006. The increase in total assets is primarily due to an increase in loans receivable and an increase in cash and cash equivalents, partially offset by decreases in investment and mortgage-backed securities. Loans receivable increased $9.1 million or 3.9% at March 31, 2007 as compared with March 31, 2006, after recording the sale of $16.5 million in fixed rate one-to-four family residential real estate loans sold during the twelve month period. Investment and mortgage-backed securities decreased $21.5 million to $105.9 million at March 31, 2007 from $127.4 million at March 31, 2006. Cash and cash equivalents increased to $31.4 million at March 31, 2007 as compared with $12.4 million at March 31, 2006. The increase in cash and cash equivalents was to provide for the cash consideration required for the acquisition of The Nation Bank of Vernon in a transaction valued at $11.3 million. The increase in cash and cash equivalents was supported by a $15.0 million or 4.9% increase in total deposits at March 31, 2007 compared with March 31, 2006. Borrowings increased at March 31, 2007 to $71.8 million from $63.4 million at March 31, 2006 as federal funds were purchased from The National Bank of Vernon in anticipation of the merger. Premises and equipment also increased $5.0 million from March 31, 2006 to March 31, 2007 as a result of the construction of a 26,000 square feet banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York which opened for business on April 3, 2007.

             Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "The first quarter results of Oneida Financial Corp. are consistent with our expectations during a quarter with a pending bank acquisition and in a challenging interest rate environment. Although an inverted treasury yield curve has resulted in a slightly reduced level of net interest income we have minimized our margin compression as compared with many of our peers. In addition, the diversification of our business model has resulted in additional sources and volume of non-interest income." During the first quarter of 2007 commissions and fees from the sale of non-banking products increased 37.7% to $3.3 million for the quarter ended March 31, 2007. Kallet continued, "The Company remains focused on growing our traditional banking franchise, Oneida Savings Bank, and our other financial services businesses through our wholly-owned subsidiaries, the Bailey Haskell & LaLonde Agency and Benefit Consulting Group, Inc." Kallet concluded, "We believe the diversification of Oneida Financial Corp.'s sources of income will allow the Company to maintain its leadership position and financial performance record."

             Net interest income decreased for the first quarter of 2007 to $3.1 million compared with $3.2 million for the first quarter of 2006. The decrease in net interest income primarily is due to a decrease in the net interest margin earned which was 3.34% for the three months ending March 31, 2007 as compared with 3.40% for the same period in 2006.

             Interest income was $5.7 million for the first quarter of 2007; an increase of 6.9% as compared with interest income of $5.3 million during the same period in 2006. This increase in interest income during the three months ended March 31, 2007 resulted primarily from an increase in the yield of 48 basis points on interest earning assets, given the increase in short-term market interest rates during the past twelve month period. This increase in yield was partially offset by a decrease in the average balances of interest-earning assets during the current period.

             Total interest expense increased to $2.6 million for the three months ended March 31, 2007. This is compared with interest expense of $2.2 million during the same 2006 period. The increase for the three months ended March 31, 2007 was due to an increase in the cost of interest-bearing liabilities of 52 basis points as well as an increase in the average balance of interest-bearing deposit accounts. Borrowed funds outstanding were $71.8 million at March 31, 2007, compared with $63.4 million in borrowings outstanding at March 31, 2006. Interest expense on deposits increased 38.0% during the first quarter of 2007 to $1.8 million as compared with the same period of 2006.

             Non-interest income was $4.2 million during the first quarter of 2007 compared with $3.4 million for the same 2006 period. The increase in non-interest income was primarily due to a $906,000 or 37.7% increase in commissions and fees on the sale of non-banking products through the Company's subsidiaries for the three months ended March 31, 2007 as compared with the same period during 2006. The Company completed the acquisition of Benefit Consulting Group in June 2006; therefore, the activities of this subsidiary were not reported in the first quarter of 2006.

             Non-interest expense was $6.3 million for the three months ended March 31, 2007 compared with $5.3 million for the three months ended March 31, 2006. The increase in non-interest expense is primarily the result of operating expenses associated with our insurance agency and consulting subsidiaries. In addition, the increase in equipment and other operating expenses are associated with the acquisition of the National Bank of Vernon and the completion of our banking, insurance and retail center at the Griffiss Business and

Technology Park in Rome, New York. There was no provision for possible loan losses made during first quarter of 2007 as compared with $80,000 in provisions during the 2006 period. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The decrease in net loan charge-offs and the decrease in non-performing assets supports the reduction in the provision for loan losses during the first quarter of 2007. The ratio of the loan loss allowance to loans receivable is 0.85% at March 31, 2007 compared with a ratio of 0.88% at March 31, 2006. The level in the allowance as a percentage of loans reflects improvement in various credit factors, including the reduction in non-performing assets.

             Stockholders' equity was $58.4 million, or 12.8% of assets at March 31, 2007 compared with $54.3 million, or 12.7% of assets, at March 31, 2006. The increase in stockholders' equity was primarily a result of valuation adjustments made for the Company's available for sale investment and mortgage-backed securities as well as the contribution of net earnings for the trailing twelve month period. In addition, stockholders' equity was reduced through the payment of cash dividends.

             This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

             All financial information provided at and for the quarter ended March 31, 2007 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

                                          At          At           At         At          At
Selected Financial Data                 Mar 31,     Dec 31,     Sept 30,   June 30,    Mar 31,
(in thousands except per share data)     2007        2006         2006       2006        2006
------------------------------------  -----------------------------------------------------------
                                      (unaudited)  (audited)  (unaudited) (unaudited) (unaudited)
Total Assets                           $455,024    $442,937    $434,232    $436,822    $426,231
Loans receivable, net                   244,101     247,441     246,601     244,752     234,998
Mortgage-backed securities 27,815        29,081      26,385      27,145      28,792
Investment securities                    78,055      85,717      88,902      93,075      98,598
Goodwill and other intangibles           19,914      19,870      19,963      20,031      14,979
Interest bearing deposits               267,307     260,173     251,088     255,247     254,528
Non-interest bearing deposits            52,487      53,097      51,946      52,097      50,273
Borrowings                               71,830      65,400      69,800      68,930      63,400
Shareholders' Equity                     58,422      58,400      55,811      54,454      54,327

Book value per share
 (end of period)                       $   7.60    $   7.62    $   7.31    $   7.13    $   7.12
Tangible value per share
 (end of period)                       $   5.01    $   5.03    $   4.70    $   4.51    $   5.16
Selected Financial Ratios
Non-Performing Assets to
Total Assets (end of period)               0.01%       0.01%       0.01%       0.03%       0.05%
Allowance for Loan Losses to
Loans Receivable, net                      0.85%       0.84%       0.85%       0.85%       0.88%
Average Equity to Average Assets          13.18%      12.58%      12.52%      12.66%      12.42%



                                           Quarter Ended            Year to Date
Selected Operating Data                 March 31,  March 31,     Dec 31,    Dec 31,
(in thousands except per share data)      2007       2006         2006       2005
------------------------------------  ----------------------------------------------
                                      (unaudited) (unaudited)  (audited)   (audited)
Interest income:
    Interest and fees on loans         $  4,218    $  3,805    $ 16,165    $ 14,197
    Interest and dividends
      on investments                      1,332       1,527       5,918       6,766
    Interest on fed funds                   166          13         178          49
                                       --------    --------    --------    --------
      Total interest income               5,716       5,345      22,261      21,012
Interest expense:
    Interest on deposits                  1,798       1,303       5,964       4,546
    Interest on borrowings                  830         854       3,482       3,141
                                       --------    --------    --------    --------
      Total interest expense              2,628       2,157       9,446       7,687
                                       --------    --------    --------    --------
Net interest income                       3,088       3,188      12,815      13,325
    Provision for loan losses                 0          80         280         360
                                       --------    --------    --------    --------
Net interest income after
      provision for loan losses           3,088       3,108      12,535      12,965
                                       --------    --------    --------    --------
Other income:
    Net investment gains                      1          31         308         275
    Service charges on deposit accts        551         539       2,362       2,145
    Commissions and fees on sales
    of non-banking products               3,312       2,406      12,661       8,163
    Other revenue from operations           384         448       1,648       1,309
                                       --------    --------    --------    --------
      Total non-interest income           4,248       3,424      16,979      11,892
Other expense
    Salaries and employee benefits        4,117       3,374      15,491      12,413
    Equipment and net occupancy           1,001         885       3,647       3,315
    Intangible amortization                  88          32         383         113
    Other costs of operations             1,125       1,005       4,269       3,768
                                       --------    --------    --------    --------
      Total non-interest expense          6,331       5,296      23,790      19,609
                                       --------    --------    --------    --------
Income before income taxes                1,005       1,236       5,724       5,248
Income tax provision                        257         308       1,526       1,390
                                       --------    --------    --------    --------
Net income                             $    748    $    928    $  4,198    $  3,858
                                       ========    ========    ========    ========

Net income per common
    share ( EPS - Basic )              $   0.10    $   0.12    $   0.55    $   0.51
                                       ========    ========    ========    ========
Net income per common
    share ( EPS - Diluted)             $   0.10    $   0.12    $   0.54    $   0.50
                                       ========    ========    ========    ========

Cash Dividends Paid                    $   0.24    $   0.22    $   0.45    $   0.41
                                       ========    ========    ========    ========

Return on Average Assets                   0.68%       0.86%       0.96%       0.89%
Return on Average Equity                   5.13%       6.92%       7.67%       7.30%
Return on Average Tangible Equity          7.77%       9.50%      11.26%       9.85%
Net Interest Margin                        3.34%       3.40%       3.45%       3.50%


                                       First       Fourth       Third      Second        First
Selected Operating Data               Quarter     Quarter      Quarter     Quarter      Quarter
(in thousands except per share data)    2007        2006        2006         2006         2006
------------------------------------  ----------------------------------------------------------
                                                               (unaudited)
Interest income:
Interest and fees on loans            $  4,218    $  4,136    $  4,197     $  4,027     $  3,805
Interest and dividends
       on investments                    1,332       1,458       1,446        1,487        1,527
      Interest on fed funds                166         137          13           15           13
                                      --------    --------    --------     --------     --------
     Total interest income               5,716       5,731       5,656        5,529        5,345
Interest expense:
   Interest on deposits                  1,798       1,736       1,534        1,391        1,303
   Interest on borrowings                  830         817         908          903          854
                                      --------    --------    --------     --------     --------
     Total interest expense              2,628       2,553       2,442        2,294        2,157
                                      --------    --------    --------     --------     --------
Net interest income                      3,088       3,178       3,214        3,235        3,188
   Provision for loan losses                 0          40          80           80           80
                                      --------    --------    --------     --------     --------
Net interest income after
     provision for loan losses           3,088       3,138       3,134        3,155        3,108
                                      --------    --------    --------     --------     --------
Other income:
   Net investment gains (losses)             1         310         (24)          (9)          31
   Service charges on deposit accts        551         633         605          585          539
   Commissions and fees on sales
   of non-banking products               3,312       3,369       2,944        3,942        2,406
   Other revenue from operations           384         525         350          325          448
                                      --------    --------    --------     --------     --------
     Total non-interest income           4,248       4,837       3,875        4,843        3,424
Other expense:
   Salaries and employee benefits        4,117       4,033       3,773        4,311        3,374
   Equipment and net occupancy           1,001         866         933          963          885
   Intangible amortization                  88          96          96          159           32
   Other costs of operations             1,125       1,006       1,094        1,164        1,005
                                      --------    --------    --------     --------     --------
     Total non-interest expense          6,331       6,001       5,896        6,597        5,296
                                      --------    --------    --------     --------     --------
Income before income taxes               1,005       1,974       1,113        1,401        1,236
Income tax provision                       257         566         298          354          308
                                      --------    --------    --------     --------     --------
Net income                            $    748    $  1,408    $    815     $  1,047     $    928
                                      ========    ========    ========     ========     ========

Net income per common
   share ( EPS - Basic )              $   0.10    $   0.18    $   0.11     $   0.14     $   0.12
                                      ========    ========    ========     ========     ========
Net income per common
   share ( EPS - Diluted )            $   0.10    $   0.17    $   0.11     $   0.14     $   0.12
                                      ========    ========    ========     ========     ========

Cash Dividends Paid                   $   0.24    $   0.00    $   0.23     $   0.00     $   0.22
                                      ========    ========    ========     ========     ========

Return on Average Assets                  0.68%       1.28%       0.75%        0.97%        0.86%
Return on Average Equity                  5.13%      10.03%       5.98%        7.66%        6.92%
Return on Average Tangible Equity         7.77%      15.55%       9.44%       10.67%        9.50%
Net Interest Margin                       3.34%       3.42%       3.48%        3.49%        3.40%
